Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

GENERX DNA-BASED ANGIOGENIC THERAPY RECEIVES RUSSIAN MINISTRY

OF HEALTH CLEARANCE FOR LATE-STAGE REGISTRATION

CLINICAL STUDY FOR CORONARY ARTERY DISEASE

SAN DIEGO, CA – June 15, 2011 – Cardium Therapeutics (NYSE Amex: CXM) today announced that it has received clearance from the Russian Ministry of Health and Social Development to commence a Phase 3 registration study for the Company’s Generx™ (alferminogene tadenovec, Ad5FGF-4) biologic product candidate. Generx is a new and innovative DNA-based angiogenic therapy designed for the potential treatment of myocardial ischemia due to coronary artery disease. The Russian Health Authority has assigned Generx the therapeutic drug trade name of Cardionovo™ for marketing and sales in Russia. The new YouTube video “Cardium Generx Cardio-Chant” provides an overview of the Company’s Generx product candidate, at http://www.youtube.com/watch?v=pjUndFhJkjM.

This newly approved clinical study (ASPIRE) is a randomized, controlled, parallel group, multi-center study designed to evaluate the safety and efficacy of Cardium’s Generx product candidate using SPECT imaging to measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx DNA-based angiogenic therapy. As designed, the ASPIRE clinical study is expected to enroll approximately 100 men and women with myocardial ischemia due to coronary artery disease at up to three leading medical centers in Moscow. The study’s primary efficacy endpoint will be the improvement in reversible perfusion defect size as measured by SPECT imaging.

The ASPIRE study will represent the fifth clinical study under Generx’s clinical development program that when completed will have enrolled more than 750 patients at over 100 medical centers throughout the U.S., Canada, South America, Western Europe and Russia. Based on the specified clearance for the Russian Health Authority, with positive safety and efficacy data from this single registration study, Cardium’s Russian sponsor and development partner, Advanced Biosciences Research, an affiliate of the contract research organization bioRASI, would be in a position to consider the submission of an application for marketing and sales of Generx in the Russian Federation, and to advance forward with applications and submissions seeking approval for marketing and sales of Generx in certain other countries of the Commonwealth of Independent States, comprising former republics under the Soviet Union. The ASPIRE study could also provide additional clinical evidence regarding the safety and effectiveness of Generx that would be useful for optimizing and broadening commercial development pathways in other industrialized countries.

Positive results from the prior Phase 2a clinical study (Grines et al., J Am Coll Cardiol 2003; 42:1339-47) showed that Generx improved myocardial blood flow in the ischemic region of the hearts of men and women following a single intracoronary infusion as measured by the objective efficacy endpoint of SPECT imaging. As noted in the publication, the mean change observed in Generx-treated patients was a 4.2% absolute reduction (which represents a 20% relative reduction) in the reversible perfusion defect size from baseline at eight weeks (p<0.001), while the placebo group showed only a 1.6% absolute reduction from baseline (not significant) at eight weeks following treatment. The observed treatment effect for patients receiving Generx was similar in magnitude to that reported in the literature for patients undergoing angioplasty/stent or revascularization procedures with reversible perfusion defects of comparable size at one year following these procedures.

An independent long-term study published in Circulation (Meier et al, Circ. 2007; 116:975-983) provided key evidence indicating that men and women with more recruitable collateral circulation have a better chance of surviving a heart attack than patients who have less developed collateral circulation. This important study quantitatively evaluated coronary collateral blood flow in 845 patients with coronary artery disease during a 10-year follow-up period and showed that long-term cardiac mortality was approximately 66% lower in patients with a highly developed collateral vessel blood supply (p=0.019). For the first time, this study showed the importance of collateral circulation beyond simply the relief of angina and provided further support of the potential for long term benefits from angiogenic therapy.

“We are pleased to receive clearance from the Russian Ministry of Health and Social Development and look forward to initiating our ASPIRE study with the assistance of the bioRASI organization. From a global perspective, it is expected that over 80% of the future increase in coronary heart disease mortality will occur outside the U.S., and the economic burden of heart disease is no longer confined to the industrialized world. With the exception of sub-Saharan Africa, cardiovascular disease is the leading cause of death in the developing world as a result of accelerating tobacco use, diet and lifestyle changes. There is a need for innovative and cost-effective advanced cardiovascular care to meet the accelerating levels of cardiovascular disease affecting global markets. A new video “Cardium Generx Cardio-Chant” provides an overview of our Generx product candidate at http://www.youtube.com/watch?v=pjUndFhJkjM. We believe that Generx may offer the potential for a one-time, non-surgical cost-efficient treatment option for patients with myocardial ischemia due to coronary artery disease,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

Generx Product Candidate

Generx (Alferminogene tadenovec, Ad5FGF-4) is a DNA-based angiogenic growth factor therapeutic product candidate representing a new class of cardiovascular biologics as a treatment for patients with advanced coronary artery disease. Generx is designed to stimulate and promote the growth of supplemental collateral vessels to enhance myocardial blood flow (perfusion) following a one-time intracoronary administration from a standard cardiac infusion catheter in patients who have insufficient blood flow due to atherosclerotic plaque build-up in the coronary arteries. Generx has progressed through four randomized, placebo controlled clinical studies at over 100 medical centers in the United States and Western Europe that have enrolled over 650 patients. The ASPIRE study (A Randomized, Controlled, Parallel Group, Multi-center Study To Evaluate The Efficacy And Safety Of Ad5FGF-4 Using Adenosine SPECT Myocardial Perfusion Imaging In Patients With Stable Angina Pectoris) will evaluate the safety and efficacy of Generx using adenosine SPECT imaging at leading medical centers in Moscow. The Russian Health Authority has assigned Generx with the therapeutic drug trade name of Cardionovo for marketing and sales in Russia. Additional information is available in a Company presentation, New Cardiovascular Therapeutic Paradigm: Development and Commercialization of Cost-Effective DNA-Based Angiogenic Therapeutic for International Markets at the Investors Section of Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

About bioRASI

bioRASI is a full service global CRO that collaborates with the leading biotech and pharmaceutical companies in the clinical development of novel and generic therapeutics. bioRASI services include program management, regulatory, clinical, data management and analysis, compliance and audit. bioRASI leverages its access to world renowned researchers and facilities in the U.S., Europe and Asia, to achieve critical scientific, clinical and business results. bioRASI is headquartered in Hollywood, FL and has offices in Miami, Los Angeles, San Diego, Wilmington, NC and overseas in Moscow, Kiev, Belgrade, Riga and Mumbai. Information about bioRASI is available at www.biorasi.com.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium healthy lifestyle product platform. The Company’s lead product candidates include Excellagen™ topical gel for wound care management, and Generx® DNA-based angiogenic biologic for patients with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that Generx can be successfully advanced in clinical studies outside of the U.S.; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the ASPIRE clinical study will be successful or will lead to approval of Generx by the Russian Health Authority for marketing and sales in Russia or lead to approvals in other countries of the Commonwealth of Independent States; that additional clinical evidence regarding the safety and effectiveness of Generx that might be obtained in Russia would be useful for optimizing and broadening commercial development pathways in other industrialized countries; that improvements in the formulation or use of Generx will be commercially practicable, or that Generx could be successfully advanced as a therapeutic in developing markets or that the results of studies in such markets could be used to advance or broaden the regulatory or commercialization activities of Generx in the U.S. or other markets; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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